Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 30, 2015, with respect to the consolidated financial statements of Precision Engineered Products Holdings, Inc. appearing in the Amendment to the Current Report on Form 8-K/A of NN, Inc. dated December 30, 2015, included in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of NN, Inc. for the registration of $400 million of its debt securities, preferred stock, common stock, warrants, and units.

/s/ Ernst & Young LLP

Providence, Rhode Island

March 16, 2017